Exhibit 99.1

For additional information:
Marc Sanders, Director of Marketing

610-668-4700 x269 – marcsanders@royalbankamerica.com

ROYAL BANK AMERICA’S PARENT COMPANY
DECLARES 5% STOCK DIVIDEND

(Narberth, PA) – December 21, 2006 – Royal Bank America President/CEO Joseph P. Campbell reports that the Board of Directors of Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), parent company of Royal Bank America, has declared a 5% stock dividend on Class “A” and “B” common stock.  The declaration date is December 20, 2006 and the record date will be January 3, 2007.  The issue date will be January 17, 2007.

Royal Bancshares of PA, Inc. has granted a stock dividend every year since 1988.  This year’s award marks an increase of 150% over the 2005 award.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc. headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank.   Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements.  Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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